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                                                                      EXHIBIT 99

HCA                                                                         NEWS
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                                                           FOR IMMEDIATE RELEASE

INVESTOR CONTACT:                                               MEDIA CONTACT:
Mark Kimbrough                                                  Jeff Prescott
(615) 344-2688                                                  (615) 344-5708



                      HCA TO PROVIDE MORE FINANCIAL RELIEF
                            TO ITS UNINSURED PATIENTS

         NASHVILLE, TENN., MARCH 11, 2003--HCA (NYSE: HCA) today announced plans to change its charitable care policies to provide financial relief to more of its charity patients and needs based discounts to uninsured patients who receive non-elective care at its hospitals.

         The new policies are subject to approval by the Centers for Medicare and Medicaid Services of the Department of Health and Human Services (CMS) and will be applied to services provided after CMS approval.

         The planned changes to charity care policies would allow patients treated at an HCA hospital for non-elective care who have income at or below 200 percent of the federal poverty level to be eligible for charity care, a standard HCA estimates 70 percent of its hospitals have already been using. The federal poverty level is established by the federal government and is based on income and family size. HCA would also implement a sliding scale of discounts for uninsured patients with income between 200 and 400 percent of the federal poverty level. HCA has submitted its plans to CMS and asked it to rule that the financial relief offered under the program will not adversely affect HCA's payments from the Medicare program. Implementation of the planned policies is conditioned on receiving a favorable CMS ruling.

         "The plight of the uninsured is a national problem reaching staggering proportions, and we have been working for some time on a plan that would better serve the needs of those patients," said Jack O. Bovender, Jr., Chairman and Chief Executive Officer of HCA. "Although we currently provide over $2 billion annually in uncompensated care, the growth of the uninsured population clearly warrants these efforts. We believe our proposed plan can be implemented within existing regulatory guidelines without affecting our reimbursement for Medicare beneficiaries, and we hope CMS will agree with our interpretation."

         In addition, HCA has issued a revised policy on its criteria for filing liens or garnishment of wages of patients who have not paid their hospital bills. This policy prohibits placement of liens on primary homes worth less than $300,000 or garnishment of a patient's wages for those that have a proven inability to pay.

                                     -more-



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         "We have no desire to attempt to collect payment from patients who do not have the ability to pay," said Bovender. Bovender noted that HCA hospitals continue to work with individual uninsured patients to assist them in meeting any financial obligations for healthcare that may remain. For example, HCA assists patients in enrolling for Medicaid and other state and local programs when eligible. HCA also works with individual patients to structure payment plans when appropriate.

         The Company estimates that, had all of these policy changes been in effect for its year ended December 31, 2002, pre-tax income and EPS would have been reduced by approximately $25 million and $0.03 a share, respectively. Additionally, these policy changes will result in certain amounts that had previously been reported as bad debt expense to being recorded as revenue reductions in future periods. The Company estimates the impact in 2002 would have been a reduction in net revenue of approximately $325 million to $375 million, as well as a corresponding reduction to bad debt expense of $300 million to $350 million.



This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to (i) the timing and ability to obtain CMS approval of the proposed charity care and discount policy changes and the financial impact of each policy change, (ii) possible changes in Medicare and Medicaid rules and regulations, (iii) other risk factors detailed from time to time in the Company's filings with the SEC. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to "Company" and "HCA" as used throughout this document refer to HCA Inc. and its affiliates.





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